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Exhibit 99.2

CONSUMER PORTFOLIO SERVICES, INC. COMPLETES ACQUISITION OF TFC ENTERPRISES, INC. Wednesday May 21, 8:35 am ET

TFC COMPLETES TERM SECURITIZATION AND ESTABLISHES $25 MILLION WAREHOUSE LINE

IRVINE, Calif.--(BUSINESS WIRE)--May 21, 2003--Consumer Portfolio Services, Inc. (Nasdaq:CPSS) today announced it has acquired TFC Enterprises, Inc. (formerly Nasdaq:TFCE).

The acquisition was pursuant to the terms of a previously described plan of merger, in which TFC Enterprises, Inc. shareholders will receive $1.87 cash for each share of TFC Enterprises stock they now own.

Consumer Portfolio Services also announced that, concurrent with the acquisition, TFC completed a term securitization and established a new $25 million warehouse credit facility. In the term securitization transaction, qualified institutional buyers purchased $52,365,000 of Notes backed by automotive receivables originated by TFC. The Notes were issued by TFC Automobile Receivables Trust 2003-1 at an interest rate of 2.69% per annum. Credit enhancement is being provided by Radian Asset Assurance Inc.

The new warehouse credit facility will enable TFC, through a subsidiary, to borrow up to $25 million to purchase and hold automotive receivables, pending their ultimate disposition in future securitization transactions or otherwise. Funding for the facility is being provided by Westside Funding Corporation, an affiliate of WestLB AG; credit enhancement is being provided by Radian Asset Assurance Inc.

"We are pleased to have completed this acquisition and the related TFC transactions," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer of Consumer Portfolio Services, Inc. "The complementary nature and overall fit of TFC provides an opportunity for CPS to continue to grow and expand its presence in our industry."

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

Contact:                                              Media:
                                                      Sloane & Company
Investors:                                            Dana Fields, 212/446-1878
Consumer Portfolio Services                                 OR
Charles E. Bradley, 949/753-6800 OR                   Sloane & Company
                                                      Jenny Lee, 212/446-1892

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